As filed with the Securities and Exchange Commission on November 3, 1998

                                               Registration No. 333-_________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                     REPUBLIC SECURITY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


               FLORIDA                            59-2335075
(State or Other Jurisdiction of Incorpo(I.R.S. Employer Identification No.)
          or Organization)


         4400 CONGRESS AVENUE
        WEST PALM BEACH,FLORIDA                       33407
(Address of principal executive offices)           (Zip Code)

      CERTAIN OPTIONS ISSUED BY REPUBLIC SECURITY FINANCIAL CORPORATION TO CERTAIN FORMER OFFICERS AND DIRECTORS OF FIRST PALM BEACH BANCORP, INC.
                            (Full title of the plan)

                                 RUDY E. SCHUPP
                              4400 CONGRESS AVENUE
                         WEST PALM BEACH, FLORIDA 33407
                     (Name and address of agent for service)

                                 (561) 840-1200
          (Telephone number, including area code, of agent for service)

                           ---------------------------


                                   COPIES TO:
                            Kara L. MacCullough, Esq.
                           Morgan, Lewis & Bockius LLP
                          200 South Biscayne Boulevard
                            Miami, Florida 33131-2339
                                 (305) 579-0446

===========================  ==========================  ===========================================================================
                         CALCULATION OF REGISTRATION FEE

                                                              Proposed maximum            Proposed maximum
    Title of securities             Amount to be               offering price                aggregate               Amount of
     to be registered                registered                per share (1)               offering price          registration fee
Common Stock, par                    1,387,760                    $8.9065                   $12,360,084             $3,436.10
value $0.01 per share
===========================  ==========================  ===========================================================================

(1) Calculated solely for the purpose of this offering under Rule 457(c) of the Securities Act of 1933 on the basis of the high and low selling prices per share of Common Stock of Republic Security Financial Corporation on November 2, 1998, as reported by the NASDAQ National Market.

         This Registration Statement on Form S-8 (the "Registration Statement") filed by Republic Security Financial Corporation (the "Registrant") relates to 1,387,760 shares (the "Shares") of the Registrant's Common Stock, par value $0.01 per share (the "Common Stock"), issuable upon the exercise of certain options (the "Options") granted under the Options issued by the Registrant to Certain Former Officers and Directors of First Palm Beach Bancorp, Inc. ("FPBB").
-------------------------------------------------------------------------------



MI01A/72445.3
                                                                 0

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, as filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

     (a) Annual Report on Form 10-K, filed with the Commission on March 25, 1998, for the fiscal year ended December 31, 1997;

     (b) Current Report on Form 8-K, filed with the Commission on July 10, 1998;

     (c) Quarterly Report on Form 10-Q filed with the Commission on August 14, 1998, for the quarter ended June 30, 1998; and

     (d) Current report on Form 8-K, filed with the Commission on October 29, 1998.

     (e) The description of the Common Stock of the Registrant set forth in the "Description of Securities" included in the Registration Statement on Form S-1 (No. 33-62847) filed with the Commission and declared effective on November 6, 1995.

     All reports and other documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated financial statements of Republic Security Financial Corporation at December 31, 1997 and 1996, and the for the two years in the period ended December 31, 1997, and the nine-month transition period ended December 31, 1995, appearing in RSFC's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference which is based in part on the report of other certified public accountants Deloitte & Touch LLP. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The Registrant has retained Morgan, Lewis & Bockius LLP to render a legal opinion regarding the validity of securities offered hereby and to provide legal advice in matters related to the offering of such securities.




MI01A/72445.3
                                                         1

Item 6.  Indemnification of Directors and Officers.

         Section 607.0850 of the Florida Business Corporation Act empowers a corporation, subject to certain limitations, to indemnify any person who was or is a party to any proceeding by reason of the fact that he was or is a director, officer, employee or agent of the corporation, against liability and expenses actually and reasonably incurred by him in connection with such proceeding, including any appeal thereof, if such party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct to have been unlawful.

         The Registrant's bylaws (the "Bylaws") provide as follows:


                                   ARTICLE VII
                     Indemnification of Directors, Officers,
                              Employees and Agents

         Section 7.01. Directors, Officers, Employees and Agents. The corporation shall indemnify any person who was or is a party or is threatened to be made a party (which shall include the giving of testimony or similar involvement) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, including any appeal thereof, if he or she acted in good faith in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not create, of itself, a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interest of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         The corporation shall indemnify any person who was or is a party, or is threatened to be made a party (which shall include the giving of testimony or similar involvement), to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (to the extent permitted by law), including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 7.02. Expenses. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in any defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 7.03. Determination of Standard of Conduct. Any indemnification hereunder, unless pursuant to a determination by a court, shall be made by the corporation as authorized upon a determination that indemnification of MI01A/72445.3
                                                         2
the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (2) by majority vote of a committee duly designated by the board of directors consisting of two or more directors not at the time parties to the proceeding, (3) by the shareholders who were not parties to such action, suit or proceedings, or (4) by independent legal counsel selected in accordance with the provisions of the Florida Business Corporation Act in a written opinion.

         Section 7.04. Advance Expenses. Expenses including attorney's fees incurred in defending any action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above or upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized herein.

         Section 7.05. Benefit. The indemnification provided by this Article VII shall be in addition to the indemnification rights provided pursuant to the Florida Business Corporation Act and shall not be deemed exclusive of any other rights to which person seeking indemnification may be entitled under any by law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7.06. Insurance. The corporation shall be empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions contained herein.

         Section 7.07. No Rights of Subrogation. Indemnification herein shall be a personal right and, the corporation shall have no liability under this Article VII to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder.

         Section 7.08. Indemnification for Past Directors. Indemnification as provided in this section shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7.09. Affiliates. For the purposes of this Article VII, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would if he or she had served the resulting or surviving corporation in the same capacity.

         Section 7.10. Reliance and Non-Exclusivity. Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon such rights of indemnification as are provided in this
Article VII.

         Section 7.11. Other Indemnifications. The corporation shall have the power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

MI01A/72445.3
                                                         3

         Section 7.12. Amendments. The provisions of this Article VII relating to indemnification and to the advancement of expenses shall constitute a contract between the corporation and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as specifically provided in this section. Notwithstanding any other provision of these bylaws relating to their amendment generally, any repeal or amendment of this Article VII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of a director or officer to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

         The Bylaws are not exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled.

         Pursuant to Florida law, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the registrant would have the power to indemnify him against such liability under the applicable provisions of the Bylaws or applicable law. The Registrant currently has in place an insurance contract covering the liability of directors and officers as permitted under Florida law.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:


Exhibit    Exhibit
Number
5 Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
23.2       Consent of Ernst & Young LLP
23.3       Consent of Deloitte & Touche LLP


Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made, a
post-effective   amendment  to  this  registration   statement  to  include  any
prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

MI01A/72445.3
                                                         4

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

         Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

MI01A/72445.3
                                                         5

                                                    SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on November 3, 1998.

                                         REPUBLIC SECURITY FINANCIAL CORPORATION


                                         By: /s/Rudy E. Schupp
                                         Rudy E. Schupp
                                         Chairman of the Board and
                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints Rudy E. Schupp as his attorney-in-fact to sign and file on his behalf, in each capacity stated below, any and all amendments to this registration statement.



Signature                                   Title                                   Date

                                                                                   October 3, 1998
/s/Rudy E. Schupp                                Chairman of the Board, Chief
Rudy E. Schupp                                Executive Officer and Director
                                               (Principal Executive Officer)

/s/Richard J. Haskins                    Executive Vice President and Director     October 3, 1998
Richard J. Haskins                                 (Principal Financial
                                                  and Accounting Officer)

/s/Paula Berliner                                        Director                  October 3, 1998
Paula Berliner

/s/Thomas F. Carney                                      Director                  October 3, 1998
Dr. Thomas F. Carney

/s/Joseph D. Cesarotti                                   Director                  October 3, 1998
Joseph D. Cesarotti



MI01A/72445.3
                                                        S-1






/s/H. Gearl Gore                                        Director                   October 3, 1998
H. Gearl Gore

/s/Eugene W. Hughes, Jr.                                Director                   October 3, 1998
Eugene W. Hughes, Jr.

/s/Thomas J. Langan, Jr.                                Director                   October 3, 1998
Thomas J. Langan, Jr.

/s/Lennart E. Lindahl, Jr.                              Director                   October 3, 1998
Lennart E. Lindahl, Jr.

/s/Mary McCarty                                         Director                   October 3, 1998
Mary McCarty


/s/Carol R. Owen                                        Director                  October 3, 1998
Carol R. Owen

/s/Victor H. Siegel                                     Director                   October 3, 1998
Victor H. Siegel

/s/William F. Spitznagel                                Director                  October 3, 1998
William F. Spitznagel

/s/Bruce E. Wiita                                       Director                  October 3, 1998
Bruce E. Wiita


/s/William Wolfson                                      Director                  October 3, 1998
William Wolfson


MI01A/72445.3
                                                        S-2

                                                 INDEX TO EXHIBITS


Exhibit   Exhibit
Number
5 Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
23.2      Consent of Ernst & Young LLP
23.3      Consent of Deloitte & Touche LLP


MI01A/72445.3
                                                        S-3

                                                                Exhibit 5

                               [On Morgan, Lewis & Bockius LLP Letterhead]

 November 3, 1998



Republic Security Financial Corporation
4400 Congress Avenue
West Palm Beach, Florida 33407

RE:  Republic Security Financial Corporation -- Registration Statement on
     Form S-8

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 1,387,760 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Republic Security Financial Corporation (the "Company"), which may be issued pursuant to certain option agreements entered into between the Company and certain former officers and directors of First Palm Beach Bancorp ("FPBB") in connection with the merger of FPBB with and into Republic Security Bank (the "Bank").

As counsel for the Company, we have examined the Company's Articles of Incorporation, as amended, Bylaws, as amended, minutes and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Company's Common Stock, upon issuance in accordance with the terms of the Merger, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/  Morgan, Lewis & Bockius LLP

MI01A/72445.3
                                                        S-4

                                                                  Exhibit 23.1


                                      CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

         We consent to the reference to our firm under the caption "Experts" included in this Registration Statement on Form S-8 filed by Republic Security Financial Corporation for the Registration of 1,387,760 shares of Common Stock.


MORGAN, LEWIS & BOCKIUS LLP


Miami, Florida
November 3, 1998



MI01A/72445.3
                                                        S-1

                                                              Exhibit 23.2
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                          [On Ernst & Young Letterhead]




To Republic Security Financial Corporation:

     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8 No. ) for the registration of shares of Republic Security Financial Corporation common stock and to the incorporation by reference therein of our report dated February 16, 1998, except for the first and second paragraphs of Note 20 as to which the dates are March 9, 1998 and March 19, 1998, respectively, with respect to the consolidated financial statements of Republic Security Financial Corporation and Subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP

West Palm Beach, Florida
October 29, 1998


MI01A/72445.3
                                                        S-2

                                                                 Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


                      (On Deloitte & Touche LLP Letterhead)




     We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333- ) of Republic Security Financial Corporation of our report dated February 21, 1997 (relating to the consolidated balance sheet and consolidated statements of income, stockholders' equity and cash flows of County Financial Corporation as of and for the year ended December 31, 1996 and the nine months ended December 31, 1995, not presented separately herein) appearing in the annual report on Form 10-K of Republic Security Financial Corporation for the year ended December 31, 1997, and to us under the heading "Interest of Named Experts and Counsel", which is part of such Registration Statement.


                                                      /s/ Deloitte & Touche LLP

West Palm Beach, Florida
November 3,1998


MI01A/72445.3
                                       S-3

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